ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is entered into as of July __, 2017, by and between Boxlight Corporation (“Boxlight”), Aegis Capital Corp. (“Aegis”) and Suntrust Bank, a _________ national bank (the “Escrow Agent”).

RECITALS:

WHEREAS, , pursuant to a registration statement on Form S-1 (File No. 333-204811) that has been declared effective by the Securities and Exchange Commission (“SEC”) on January 30, 2017 (the “Registration Statement”), as supplemented by Post-Effective amendments to such Registration Statement declared effective by the SEC on August __, 2017 (the “Post-Effective Amendment”), Boxlight is conducting an initial public offering (the “Public Offering”) of shares of Class A common stock, par value $0.0001 par value per share, of Boxlight (the “Class A Common Stock”) consisting of 1,000,000 shares of Class A Common Stock at an initial per share offering price of $7.00 per share (the “Offering Shares”);

WHEREAS, as set forth in the Prospectus, the Offering Shares are being offered by Boxlight for a period that will terminate on a date (the “Termination Date”) which shall be the first to occur of (i) when the offering of 1,000,000 shares is fully subscribed for, (ii) 120 days from the date of this final prospectus included in the Post-Effective Amendment, or (iii) such earlier date if Boxlight decides to terminate the offering of the Offering Shares prior to 120 days from the date of the Prospectus; and

WHEREAS, in order for Boxlight to complete the Offering, it must (a) sell for the account of Boxlight a minimum of 342,857 shares of Class A Common Stock (the “Minimum Offering Amount”), (b) receive gross cash proceeds of not less than $2,400,000 (the “Minimum Offering Proceeds”), and (c) satisfy the initial listing requirements to trade its Class A Common Stock on the Nasdaq Capital Market of The Nasdaq Stock Exchange (“Nasdaq”) and receive a listing approval letter from Nasdaq (the “Closing Conditions”); and

WHEREAS, pending receipt of the Minimum Offering Proceeds and satisfaction of the Nasdaq listing requirements, all funds received from subscribers to shares of the Class A Common Stock will be held in a special escrow account with the Escrow Agent pursuant to this Agreement;

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, the parties agree as follows:

ARTICLE I

DELIVERIES TO THE ESCROW AGENT

1.1. Subscriber Deliveries. Pursuant to the terms of a subscription agreement in the form of Exhibit A annexed hereto (the “Subscription Agreement”) between Boxlight and each subscriber for shares of Class A Common Stock (the “Subscriber”), Boxlight shall instruct each Subscriber to deliver to the Escrow Agent the full Subscription Price for the number of shares of Class A Common Stock of Boxlight being purchased by such Subscriber (the aggregate of such Subscription Prices for all Subscribers for shares of Class A Common Stock being referred to as the “Escrowed Funds”) by check, made payable in U.S. funds to the order of “Suntrust Bank, as Escrow Agent for Boxlight Corporation,” or by wire transfer (in U.S. dollars) of immediately available funds pursuant to the wire transfer instructions provided below to the address provided below.

Escrow Agent – Wire Transfer Instructions:

Bank Name:	Suntrust Bank
Address:	Atlanta, Georgia
Account Name:	Boxlight Corporation
ABA Routing Number:	061000104
Escrow Account Number:
Swift Code:	SNTRUS3A
Reference:	[insert Subscriber’s name]
Contact:	Sheri Lofgren
Client:	Boxlight Corporation

Escrow Agent – Mailing Address and Telephone Number:

Suntrust Bank

P.O. Box 4418

Mail Code 633

Atlanta, GA 30302

1.2. Placement Agent Deliveries. Any checks or wire transfers received from Subscribers by Aegis, as Placement Agent in the Offering in the Offering, shall be transmitted to the Escrow Account maintained by the Escrow Agent under this Agreement by noon of the next business day following such receipt in compliance with Securities Exchange Act Rule 15c2-4.

1.3. Intention to Create Escrow over Escrowed Funds. The Corporation intends that the Escrowed Funds shall be held in escrow by the Escrow Agent pursuant to this Agreement for the benefit of Boxlight and the Subscribers.

1.4 . Escrow Agent to Deliver Escrowed Funds. The Escrow Agent shall hold and release the Escrowed Funds only in accordance with the terms and conditions of this Agreement.

1.5. Maintenance of Escrowed Funds. The Escrow Agent shall maintain the Escrowed Funds in a segregated bank account and shall not invest the Escrowed Funds while the same are being held pursuant to this Agreement.

1.6. No Duty to Enforce Collection. The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the escrow account. If, for any reason, any check deposited into the escrow account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Subscriber and advise Boxlight promptly thereof.

ARTICLE II

RELEASE OF TRANSACTION DOCUMENTS AND ESCROWED FUNDS

2.1. Release of Escrow. Subject to the provisions of Sections 2.1(c) and 3.2, the Escrow Agent shall release the Escrowed Funds as follows:

(a) Release of Escrowed Funds upon Satisfaction of the Closing Conditions. At such time as Loeb & Loeb LLP, legal counsel to Boxlight, and Gusrae Kaplan & Nusbaum, LLP, legal counsel to Aegis, shall deliver to the Escrow Agent joint written instructions (“Instructions”) executed by a duly authorized partners of such law firms to the effect that (i) all of the Closing Conditions to release of the Escrow Funds have been met, (ii) all Escrow Funds shall be delivered by wire transfer to the general operating bank account of Boxlight and to the account of Aegis Capital Corp., and (iii) the amount of such Escrow Funds to be wired or transferred to Boxlight and to Aegis Capital Corp., respectively, the Escrow Agent shall, at the time and place and by the method specified in the Instructions, deliver the Escrowed Funds in accordance with such Instructions.

(b) Return of Escrowed Funds on Termination of Offering. In the event that by the Termination Date, the Closing Conditions have not been met, upon receipt of written notice executed by a duly authorized executive officer of Boxlight indicating that the Offering has been terminated and that the Closing Conditions have not been met, the Escrow Agent shall promptly return to each Subscribers the full amount of their respective subscription price included in the Escrow Funds , without interest or deduction, and in compliance with SEC Rule 10b-9. The Corporation shall provide the Escrow Agent with time, place and method of delivery for each Subscriber whose subscription price the Escrow Agent is to deliver pursuant to this Section 2.1(b).

(c) Delivery Pursuant to Court Order. Notwithstanding any provision contained herein, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the Escrowed Funds in accordance with the Court Order. Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

2.2. Acknowledgement of the General Partner, Boxlight and the Subscribers. The General Partner, Boxlight and the Subscribers acknowledge that the only terms and conditions upon which the Transaction Documents and Escrowed Funds are to be released are set forth in Sections 2.1, 3.1(c) and 3.2 of this Agreement. Any dispute with respect to the release of the Transaction Documents or Escrowed Funds shall be resolved pursuant to Section 3.2 or by agreement between Boxlight and the Escrow Agent.

ARTICLE III

CONCERNING THE ESCROW AGENT

3.1. Duties and Responsibilities of the Escrow Agent. The Escrow Agent’s duties and responsibilities shall be subject to the following terms and conditions:

(a) The Corporation acknowledges and agrees that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether Boxlight is entitled to receipt of the Escrowed Funds pursuant to any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by the Escrow Agent hereunder any greater degree of care than the Escrow Agent gives its own similar property, but in no event less than a reasonable amount of care; and (vi) may consult counsel satisfactory to the Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(b) The Corporation acknowledges that the Escrow Agent shall not be liable for any action taken by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within the rights or powers conferred upon the Escrow Agent by this Agreement. The Corporation agrees to indemnify and hold harmless the Escrow Agent and any of the Escrow Agent’s officers, directors, employees, agents and representatives for any action taken or omitted to be taken by the Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence, willful misconduct or material breach of this Agreement on the Escrow Agent’s part committed in its capacity as the Escrow Agent on behalf of Boxlight and the Subscribers under this Agreement and to no other person.

(c) The Escrow Agent may at any time resign as the Escrow Agent hereunder by giving five days prior written notice of resignation to Boxlight. Prior to the effective date of the resignation as specified in such notice, Boxlight will issue to the Escrow Agent an Instruction authorizing delivery of the Escrowed Funds to a substitute escrow agent selected by Boxlight. If no successor escrow agent is named by Boxlight, the Escrow Agent may apply to a court of competent jurisdiction in the State of Georgia for appointment of a successor escrow agent, and to deposit the Transaction Documents and Escrowed Funds with the clerk of any such court.

(d) The Escrow Agent does not have and will not have any interest in the Escrowed Funds, but is serving only as escrow agent, having only possession thereof.

(e) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto, and no implied duties or obligations shall be read into this Agreement.

(f) The provisions of this Section 3.1 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

3.2. Dispute Resolution; Judgments. Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:

(a) If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Escrowed Funds, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Escrowed Funds pending receipt of an Instruction from Boxlight, or (ii) deposit the Escrowed Funds with any court of competent jurisdiction in the State of Georgia, in which event the Escrow Agent shall give written notice thereof to Boxlight and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement. The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the Escrowed Funds. The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

(b) The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order. In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Subscribers, Boxlight or to any other person, firm, corporation or entity by reason of such compliance.

3.3. Fees and Expenses of Escrow Agent. The Escrow Agent shall receive a fee of $________, payable by Boxlight, for serving as Escrow Agent under this Agreement. The Corporation shall also reimburse the Escrow Agent for all of its out-of-pocket fees, costs and expenses, including reasonable attorneys’ fees, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like, incurred or that become due in connection with this Agreement or the escrow account. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of the Escrow Agent to retain the amount of any fees or reimbursement of expenses which has been paid, prior to the effective date of any such modification, cancellation, termination, resignation or rescission. To the extent the Escrow Agent has incurred any such expenses, or any such fee becomes due, the Escrow Agent shall advise Boxlight and Boxlight shall direct all such amounts to be paid directly to the Escrow Agent.

ARTICLE IV
INTERPRETATION

4.1. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter contained herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations or other agreements made by the parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

4.3. Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word “person” includes an individual, body corporate, partnership, or other entity in whatever form, a trustee or trust or unincorporated association, an executor, administrator or legal representative.

4.4. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance. Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

4.5. Headings. The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

4.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement may be brought in the state courts of Georgia or in the federal courts located in the state of Georgia. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

4.7. Specific Enforcement; Consent to Jurisdiction. Each of the parties to this Agreement acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law. By its execution and delivery of this Agreement, each party to this Agreement consents to the jurisdiction of the federal and state courts located in the State of Georgia.

ARTICLE V
GENERAL MATTERS

5.1. Termination. This escrow shall terminate upon the disbursement in accordance with the provisions herein of the Escrowed Funds in full or at any time upon the agreement in writing of Boxlight and the Escrow Agent.

5.2. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, e-mail, telegram or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

●	as to Boxlight,

Boxlight Corporation

1045 Progress Circle

Lawrenceville, Georgia 30043

Attn: Sheri Lofgren, Chief Financial Officer

●	as to the Escrow Agent, as set forth in Section 1.1 above; and

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.

5.3. Interest. The Escrowed Funds shall not be held in an interest bearing account nor will interest be payable in connection therewith.

5.4. Assignment; Binding Agreement. Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

5.5. Counterparts/Execution. This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first above written.

BOXLIGHT CORPORATION.

By:
Name:	Sheri Lofgren
Title:	Chief Financial Officer

AEGIC CAPITAL CORP

By:
Name:	David Bocchi
Title:	Managing Director, Investment Banking

ESCROW AGENT:

SUNTRUST BANK

By:
Name:
Title: